Exhibit 99.1

    Community Bancorp Inc. Announces Resignation of Chief Financial Officer

     ESCONDIDO, Calif.--(BUSINESS WIRE)--March 16, 2006--Community Bancorp Inc. (the "Company") (NASDAQ:CMBC), parent company of Community National Bank, today announced that L. Bruce Mills, Jr., Sr. Vice President and Chief Financial Officer, plans to resign from the Company effective March 31, 2006. Mr. Mills, who joined the Company in June of 1998, indicated that his decision to leave was based on personal considerations and a desire to pursue other opportunities.
     "Bruce has been an extremely valuable member of the executive management team since his arrival in June of 1998," stated Michael J. Perdue, President and CEO of the Company. "Under Bruce's financial leadership, the Company has grown from approximately $125 million in total assets when he started to over $900 million as of December 31, 2005. Community's current finance and accounting staff will assume Bruce's duties while a search for an internal or external CFO candidate is conducted."
     Community Bancorp is a bank holding company with $908.6 million in assets as of December 31, 2005, with a wholly owned banking subsidiary, Community National Bank, headquartered in Escondido, California. The bank's primary focus is community banking, providing commercial banking services including commercial, real estate and SBA loans to small and medium sized businesses. The bank serves San Diego County and southwest Riverside County with eleven community banking offices in Bonsall, El Cajon, Encinitas, Escondido, Fallbrook, La Mesa, Murrieta, Rancho Bernardo, Santee, Temecula, and Vista, a commercial loan production office in Corona, CA, and has additional SBA loan production offices that originate loans in California, Arizona, Nevada and Oregon.

     www.comnb.com

     Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government (including the Small Business Administration), and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.


     CONTACT: Community Bancorp Inc.
              Michael J. Perdue, 760-432-1100